EXHIBIT 99.1

Computer Software Innovations, Inc. Announces Second Quarter 2008 Financial Results

•	Software Segment Revenues Increase 36.2% for the Second Quarter 2008

•	Revenues of $29.6 Million for Six Months, up 3.0% versus $28.8 million in 2007

•	Second Quarter Revenues Increase 2.6% to $17.6 Million in Q2 2008 versus $17.1 Million in Q2 2007

•	Second Quarter Net Income Increased 12% to $1.0 Million in Q2 2008, versus $0.9 million for Q2 2007

Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2008.

Financial Results:

Second Quarter 2008 Results

CSI posted revenue of approximately $17.6 million for the second quarter ended June 30, 2008, an increase of approximately $0.4 million or 2.6% compared to the second quarter of 2007. CSI experienced significant growth in its software sector in the second quarter with an increase of $1.0 million or 36.2% to $3.8 million versus $2.8 million for the same period in 2007, due to increased sales in all major areas for the software segment: software product sales, services and support. Of the increase, the acquisition of the CSI-Greensboro operations added $0.2 million, with the remaining $0.8 million generated from organic growth. Technology revenues decreased from second quarter 2007 by $0.6 million or 3.9% to $13.7 million for the second quarter of 2008. The decrease in new hardware sales was attributed to an increase in the number of smaller-dollar sales of interactive whiteboard systems being insufficient to surpass the impact of a large-dollar district-wide implementation in the prior year’s same quarter.

Gross profit for the second quarter of 2008 was approximately $4.6 million, an increase of $0.6 million or 15.0% in comparison with the second quarter of 2007. The increase in gross margin was driven by increased sales in the software segment, partially offset by a decline in hardware gross profits primarily from decreased sales of interactive whiteboard solutions. Increased margin in the software segment added to the improvement from sales volume while increased margin in the technology segment partially offset the reduction from the impact of reduced technology sales volume. Operating income for the quarter was approximately $1.81 million, a slight decrease compared to operating income of $1.83 million for the same period in the prior year.

CSI posted net income for the quarter ended June 30, 2008 of approximately $1.0 million or $0.21 earnings per basic share and $0.08 earnings per diluted share, compared to net income of approximately $0.9 million and $0.25 earnings per basic share and $0.07 earnings per diluted share for the same period last year.

Six Months Results

CSI posted revenue of approximately $29.6 million, an increase of $0.9 million or 3.0% in comparison with the first six months of 2007. This net increase included a $1.3 million increase in software sales and services, partially offset by a $0.4 million decline in technology solutions segment sales. Technology solutions sales decreased primarily from reduced sales of interactive whiteboard solutions, partially offset by increased sales of other products including infrastructure solutions and increased engineering services. The increase in the software solutions segment was primarily due to increases in all areas including software product sales, services and support. The acquisition of the CSI-Greensboro operations in the second quarter of 2008 added $0.2 million of software revenues, with the remaining $1.1 million increase from organic growth.

Gross profit for the first six months was approximately $7.7 million, an increase of $1.1 million or 16.7% compared to 2007. The gross margin increased from 22.8% in 2007, to 25.8% in 2008 due to the higher volume of software product sales and shift in product mix in technology to higher margin infrastructure products and engineering services. Operating income for the first six months was approximately $2.6 million compared to $2.4 million for the same period in 2007. Net income was $1.4 million or earnings of $0.30 per basic share and $0.12 per diluted share as compared to a net income of $1.2 million or $0.34 per basic share and $0.09 per diluted share for the same period in 2007.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $0.1 million to $2.3 million for the quarter ended June 30, 2008, and increased $0.4 million to $3.6 million for the six months ended June 30, 2008. The increase in EBITDA was primarily due to the increase in net income over the prior year after adding back the related tax effects of those increases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.)

Nancy Hedrick, CEO of CSI stated, “We continue to be pleased with current year results. Once again we faced the challenge of a prior year quarter benefited by a district-wide solutions implementation; and without a similar deal in the current year’s quarter we grew our top and bottom lines. We exceeded the prior year’s results by achieving greater account penetration and customer diversification in both segments, while increasing our gross margin from 22.8% to 25.8%. This is a tribute to the continued hard work of all our teams, and we believe the expanded customer relationships will aid future growth.”

Conference Call Reminder for Today

The Company will host a conference call today, Wednesday, August 13, 2008 at 11:00 a.m. Eastern Time to discuss the Company’s financial and operational results for second quarter 2008.

Conference Call Details

Date: Wednesday, August 13, 2008

Time: 11:00 a.m. (EDT)

Dial-in Number: 1-800-762-8795

International Dial-in Number: 1-480-629-9041

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 7 days, until August 20, 2008. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 3909185.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until September 13, 2008 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million by using organic growth and acquisitions. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact:

Computer Software Innovations, Inc.

David Dechant, 864-855-3900

Ddechant@csioutfitters.com

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

MarkMcp@allianceadvisors.net

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
REVENUES
Software applications segment	$3,806,286	$2,794,725	$6,863,900	$5,534,161
Technology solutions segment	13,744,230	14,306,570	22,749,610	23,218,866

Net sales and service revenue	17,550,516	17,101,295	29,613,510	28,753,027
COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	1,984,887	1,661,868	3,651,105	3,080,595
Depreciation	27,385	16,608	51,672	30,918
Amortization of capitalized software costs	314,190	259,125	598,002	498,322
Capitalization of software costs	(203,892)	(208,880)	(499,522)	(435,853)

Total software applications segment cost of sales	2,122,570	1,728,721	3,801,257	3,173,982

Technology solutions segment
Cost of sales, excluding depreciation	10,770,911	11,327,634	18,102,643	18,979,240
Depreciation	30,292	22,270	58,940	43,734

Total technology solutions segment cost of sales	10,801,203	11,349,904	18,161,583	19,022,974

Total cost of sales	12,923,773	13,078,625	21,962,840	22,196,956

Gross profit	4,626,743	4,022,670	7,650,670	6,556,071
OPERATING EXPENSES
Salaries, wages and benefits	1,804,972	1,390,359	3,123,316	2,457,563
Stock based compensation	4,691	5,027	9,383	90,813
Acquisition expenses	9,345	4,076	32,844	8,546
Compliance related costs	137,654	201,178	234,153	380,756
Sales consulting fees	55,625	48,000	118,502	96,000
Marketing costs	106,075	75,537	115,039	73,312
Travel and mobile costs	180,073	137,128	350,924	290,609
Depreciation and amortization	122,159	90,502	228,420	180,749
Other selling, general and administrative expenses	390,362	240,209	797,671	567,261

Total operating expenses	2,810,956	2,192,016	5,010,252	4,145,609

Operating income	1,815,787	1,830,654	2,640,418	2,410,462
OTHER INCOME (EXPENSE)
Interest income	35	58	100	2,763
Interest expense	(130,697)	(152,036)	(263,022)	(286,055)
Loss on disposal of property and equipment	—	—	—	(1,218)

Net other income (expense)	(130,662)	(151,978)	(262,922)	(284,510)

Income before income taxes	1,685,125	1,678,676	2,377,496	2,125,952
INCOME TAX EXPENSE	673,507	775,499	938,115	937,989

NET INCOME	$1,011,618	$903,177	$1,439,381	$1,187,963

BASIC EARNINGS PER SHARE	$0.21	$0.25	$0.30	$0.34

DILUTED EARNINGS PER SHARE	$0.08	$0.07	$0.12	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	4,908,061	3,544,385	4,803,516	3,516,853

– Diluted	12,366,568	13,255,883	12,262,023	13,248,383

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$—	$—
Accounts receivable, net	13,420,118	8,697,036
Inventories	2,549,374	470,485
Prepaid expenses	152,008	42,832
Taxes receivable	—	177,147

Total current assets	16,121,500	9,387,500
PROPERTY AND EQUIPMENT, net	1,424,187	1,316,713
COMPUTER SOFTWARE COSTS, net	2,303,453	2,162,717
DEFERRED TAX ASSET	291,535	263,324
GOODWILL	2,430,437	1,480,587
OTHER ASSETS	1,970,132	1,574,809

	$24,541,244	$16,185,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,553,141	$4,023,936
Taxes payable	340,418	—
Deferred revenue	6,565,440	5,323,889
Deferred tax liability	478,232	469,046
Current portion of notes payable	294,485	283,187
Subordinated notes payable to shareholders	1,950,400	2,250,400

Total current liabilities	16,182,116	12,350,458

NOTES PAYABLE, less current portion	614,025	763,717
BANK LINE OF CREDIT, less current portion	3,533,000	575,000

Total liabilities	20,329,141	13,689,175

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock—$0.001 par value; 15,000,000 shares authorized; 6,859,736 shares issued and outstanding	6,860	6,860
Common stock—$0.001 par value; 40,000,000 shares authorized; 4,908,061 and 4,698,970 shares issued and outstanding, respectively	4,908	4,699
Additional paid-in capital	7,649,583	7,400,939
Accumulated deficit	(3,345,338)	(4,784,719)
Unearned stock compensation	(103,910)	(131,304)

Total shareholders’ equity	4,212,103	2,496,475

	$24,541,244	$16,185,650

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in thousands	2008	2007	2008	2007
Reconciliation of Net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$1,012	$903	$1,439	$1,188
Adjustments:
Income tax expense (benefit)	674	775	938	938
Interest expense, net	131	152	263	283
Depreciation and amortization of fixed assets and trademarks	180	129	339	255
Amortization of software development costs	314	259	598	498

EBITDA	$2,311	$2,218	$3,577	$3,162

Adjustments to EBITDA to exclude those items in loan covenant calculations:
Stock based compensation (non-cash portion)	5	5	9	91

Adjusted (Financing) EBITDA	$2,316	$2,223	$3,586	$3,253